[GRAPHIC OMITTED][GRAPHIC OMITTED]
                              TEKINSIGHT.COM, INC.
                         18881 Von Karman Ave. Suite 250
                                Irvine, CA 92612
                                 (888) 813-8103


November 3, 2000

Mr. Phil Doherty
President

LaborSoft Corporation
25 Bryant Ave.
Milton, MA  02186

Dear Phil:

This letter summarizes the general terms of the investment and partnership between TekInsight (TEKS) and LaborSoft:

1. In exchange for the "in-kind" investment TEKS has made to date, and the commitment to continue to invest "in-kind" to maintain the LaborWeb ASP site and to assist with the development of the business plan and the business proper over the next five (5) months (between Nov 1 and Mar 31, 2001), TEKS will receive a 19.9% equity stake in LaborSoft in the form of Common Stock of LaborSoft.

     LaborSoft grants to TEKS the right to purchase all of the outstanding equity in LaborSoft, which right shall remain in effect until March 31, 2001 (the "Purchase Right") at a LaborSoft valuation of $3.3 Million. Subject to further due diligence, TEKS may exercise the Purchase Right in exchange for TEKS common stock at a rate of exchange to be determined by the appropriate ratio of the market values of TEKS and of LaborSoft, with the total value of equity in LaborSoft hereby set by both parties at $3.3 Million through March 31, 2001.As Section 144 stock, the TEKS shares shall be restricted from trading for a period of 12 months from the issue date, unless the shares are registered earlier. When the shares become tradable, LaborSoft, and/or the LaborSoft shareholders agree that they will not sell a percentage greater than 0.1% of the total number of outstanding shares of TekInsight common stock in any given month, without express written permission from TEKS. In connection with such a sale of the outstanding shares of LaborSoft, the CEO of LaborSoft will be offered an employment contract with TEKS on competitive industry terms including the right to be granted options in TEKS.

2.   TEKS  will  apply  its  best  efforts  to  assist  LaborSoft  in  obtaining financing, including assisting in the preparation of investment memoranda and financial statements, and assisting in obtaining financing against current receivables.
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3.   TEKSwill  enter into an agreement  with  LaborSoft to become the  exclusive reseller of the LaborWeb product. As part of this agreement, TEKS will remit all licensing revenue due LaborSoft within thirty (30) days of invoicing such licensing fees to the customer. After 90 days, TEKS may offset any uncollected invoices against current receivables.

4.

     Upon acceptance of these terms, John Hawes will assume the sales management function of LaborSoft on a full-time basis. TEKS will provide this resource as a component of the "in-kind" investment. Mr. Hawes will not be an employee of LaborSoft for any purposes.

5. TEKS and LaborSoft will establish mutually agreeable corporate governance, including board representation.

6. LaborSoft represents that this agreement is being made with the full knowledge of those LaborSoft shareholders who are either directors of the Company, or have a representative attending meetings of the directors, which constitutes in the aggregate a majority of the outstanding shares of the capital stock and voting rights of the shareholders.

We believe that this structure provides LaborSoft with a means to continue to develop this exciting business with the support and assistance of TEKS, and that the resulting partnership further strengthens the close working relationship already formed by our companies. We look forward to a highly successful outcome for both parties.

Please indicate your acceptance of these terms by executing this document below and returning a copy to me.

Sincerely,




Steven Ross
President and CEO
TekInsight.com, Inc.

Accepted:


------------------------------------   ------------
Phil Doherty, President and CEO, LaborSoft           Date